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                                                                   EXHIBIT 10.13

                       RELEASE AND TERMINATION AGREEMENT

          RELEASE AND TERMINATION AGREEMENT, dated as of April 6, 1998, between Linkon Corporation, a Nevada corporation (the "Company") and IBJS Capital Corporation, a Delaware corporation ("IBJS").

          WHEREAS, the Company and IBJS are parties to that certain Securities Purchase Agreement, as amended and the related 10% Senior Secured Convertible Debenture, as amended (the "Debenture"); Warrant to Subscribe for 200,000 shares of Common Stock (the "First Warrant"); Security Agreement (the "Security Agreement"); and Conditional Assignment of and Grant of Security Interest in Intellectual Property Rights (the "Conditional Assignment"), each of which are dated as of October 27, 1994; Warrant to Subscribe for 60,000 shares of Common Stock, dated as of November 14, 1996 (the "Second Warrant" and together with the First Warrant, the "Warrants"); and all other financing statements and other agreements instruments and documents executed, delivered and/or filed in connection with the foregoing or otherwise related thereto (collectively, the "Financing Documents");

          WHEREAS, pursuant to the Financing Documents IBJS has extended credit to the Company in the principal amount of $1,000,000 (the "Indebtedness"), which Indebtedness is scheduled to mature on October 27, 2000;

          WHEREAS, the Company desires to prepay the Indebtedness by making a payment to IBJS in the amount of $850,000 plus accrued interest (which accrued interest amounts to $241,888.90 as of April 1, 1998) plus a per diem interest charge of $388.90 thereafter plus IBJS's unpaid legal fees relating to the Indebtedness (in the aggregate amount of $7,500) (collectively, the "Payment") and IBJS is willing to accept the Payment in full satisfaction of the Indebtedness;

          WHEREAS, the parties hereto also desire to cancel all other obligations of each party under and to otherwise terminate the Financing Documents;

          NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1.  Repayment of Indebtedness and Termination of Financing Documents.


          1.1 On or before April 6, 1998 the Company shall make the Payment by wire transfer of immediately available funds to one or more accounts designated by IBJS at least one day prior to the date of the Payment.

          1.2 IBJS hereby acknowledges that the Payment when made to it shall constitute full satisfaction of the Indebtedness. Upon receipt of the Payment IBJS shall be deemed to have waived any requirement under the Financing Documents for written notice from the Company relating to the repayment or prepayment of the Indebtedness.
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          1.3  Upon receipt by IBJS of the Payment, the Financing Documents and any obligations of either party thereunder shall automatically be terminated, including, without limitation, the obligation of the Company pursuant to Section 4(b) of the Debenture to issue warrants to IBJS in the event of the prepayment of the Indebtedness.

     2.   Release of Liens.
          ----------------

          2.1 Subject to the prior receipt by IBJS of the Payment, all liens, and security interests held by IBJS, in respect of any assets or property of the Company shall automatically be terminated and released, and all collateral subject to such liens and security interests shall automatically be released therefrom and IBJS shall otherwise convey, assign, transfer and deliver to the Company all of its interest in the Collateral (as defined in the Security Agreement), including, without limitation, the Patent Rights (as defined in the Conditional Assignment).

          2.2 Subject to the prior receipt by IBJS of the Payment it shall, in furtherance of the foregoing, promptly deliver to the Company, for filing, executed UCC-3 statements and other similar documents as requested by Company, terminating the aforementioned liens and security interests against the Company in favor of IBJS.

     3.   Return of Cancelled Debenture and Warrants.  Upon receipt by IBJS of
          ------------------------------------------
the Payment, IBJS shall promptly return to the Company the Debenture and each of the Warrants.

     4.   Further Assurances.  From time to time after receipt by IBJS of the
          ------------------
Payment, upon request by the Company (or any lender to the Company), IBJS shall, without further consideration other than reimbursement for any reasonable and necessary costs and expenses, execute, deliver and acknowledge all such further documents, agreements, certificates and instruments and take such further acts as the Company (or any such lender) may reasonably require to more effectively evidence or effectuate the transactions contemplated by this Agreement, including, without limitation, the release of the Indebtedness, the termination of the Financing Documents and the release and discharge of all security interests and all other rights and interests that IBJS has or may have had in the Collateral (as defined in the Security Agreement), including, without limitation, the Patent Rights (as defined in the Conditional Assignment).

     5.   Miscellaneous.  This Agreement may not be amended, modified or waived
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except in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the
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same instrument.  Facsimile execution of this Agreement shall be deemed valid and legal execution hereof for all purposes.

     6.   Termination.  The obligations of the parties to this Agreement shall
          -----------
terminate if the Payment is not made on or before April 6, 1998.


                                    * * * *
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  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                         LINKON CORPORATION



                         By:  _______________________________________
                              Name:
                              Title:

                         IBJS CAPITAL CORPORATION



                         By:  _______________________________________
                              Name:
                              Title: